Exhibit 10.7

ADDENDUM TO SECURITY AGREEMENT

THIS ADDENDUM TO SECURITY AGREEMENT (the “Addendum”), is entered into and made effective as of August ___, 2005, by and between CLAYTON, DUNNING GROUP, INC., a Florida corporation (the “Company”), and the BUYER listed on Schedule I attached to the Securities Purchase Agreement dated December 22, 2004 (the “Secured Party”) and amends the Security Agreement dated December 22, 2004 between the Company and the Secured Party (the “Security Agreement”).

WHEREAS, on December 22, 2004 the parties hereto entered into the Security Agreement pursuant to which the Company granted to the Secured Party a security interest in and to the Pledged Property to secure the satisfaction of the Obligations of the Company to the Secured Party, which security interest shall remain in effect;

WHEREAS, in July 2005, Phelps Engineered Plastics Corp., a Nevada corporation (“Phelps”) acquired all the capital stock of the Company. Subsequent to the acquisition, Phelps changed its name to Clayton Dunning Group, Inc. (“Clayton Dunning”) and the Company became a wholly owned subsidiary of Clayton Dunning. On the date hereof, Clayton Dunning entered into an assignment agreement (“Assignment Agreement”) pursuant to which it assumed all the rights and obligations of the Company pursuant to the Transaction Documents.

WHEREAS, as a result of the assignment by the Company pursuant to the Assignment Agreement part of the Obligations secured by the Security Agreement were assigned and assumed by Clayton Dunning, and the Company and the Secured Party entered into a Guaranty Agreement, dated as of the date hereof (the “Guaranty Agreement”) pursuant to which the Company shall Guaranty Clayton Dunning’s satisfaction of such assigned Obligations in accordance with the Guaranty Agreement;

WHEREAS, the parties are entering into this Addendum Agreement to reflect the assignment of part of the Obligations to Clayton Dunning and the Company’s Guaranty of Clayton Dunning’s the repayment of the amounts owed under the Convertible Debentures to the Secured Party; and

WHEREAS, to induce the Secured Party to consent to the Assignment Agreement and enter into all ancillary agreements and documents, the Company and the Secured Party hereby amend this Security Agreement to reflect the change in the Obligations.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto hereby agree to amend the Security Agreement as follows:

1.	Amendment to Section 1.3. Section 1.3 shall be deleted in its entirety and replaced with the following:

The obligations secured hereby are any and all obligations of the Company now existing or hereinafter incurred to the Secured Party, whether oral or written and whether arising before, on, or after the date hereof including, without limitation, those obligations of the Company to the Secured Party under the Guaranty Agreement (collectively, the “Obligations”).

2.
Reaffirmation of Security Interest. The Company reaffirms its grant to the Secured Party of a security interest in and to the Pledged Property until the satisfaction of the Obligations, as amended herein.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to Security Agreement as of the date first above written.

COMPANY:
Clayton, Dunning and Comapny, Inc.

By:
Name: Robert C. Lau
Title: Chief Executive Officer

SECURED PARTY:
Cornell Capital Partners, LP

By: Yorkville Advisors, LLC
Its: General Partner

By:
Name: Mark Angelo
Title: Portfolio Manager